ADDENDUM TO EMPLOYMENT AGREEMENT DATED MARCH 6, 1997 BETWEEN THE REGISTRANT AND HENRY D. JACOBS, JR.

        The following was ratified and approved by the entire Board of Directors, on recommendation of the Compensation Committee, at its meeting held March 6, 1997 with respect to compensation and benefits for Henry D.Jacobs, Jr., the Company's Chairman of the Board of Directors:

        (1) Retirement - Upon retirement, an aggregate benefit of $1,650,000 will be paid to Mr. Jacobs in 120 equal monthly installments, based on 50% of base compensation for fiscal 1996. Remaining installments will be paid to Mr. Jacobs' designated beneficiary in the event of his death.

        (2) Base Salary -Mr. Jacobs' base salary was increased to $390,000 effective February 2, 1997, the first day of the 1997 fiscal year.

        (3) Continuing Base Salary for Six Months - Mr. Jacobs' base salary will be continued at the $390,000 level for a six-month period following the commencement of employment of a new CEO and an incentive compensation bonus will be paid at a maximum of 30% of Mr. Jacobs' actual compensation for the fiscal year ending January 1998 in accordance with the terms of the Company's Executive Bonus Plan if specified Company earnings goals are achieved.

        (4) Chairman of the Board Compensation - Mr. Jacobs' base salary will be continued at 50% of the $390,000 per annum rate for the twelve months following the expiration of the above six-month period.

        (5) Medical Coverage - Medical coverage will be continued in its present form for the duration of Mr. Jacobs employment.

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